Exhibit 10(a)2

THIRD AMENDMENT TO THE SOUTHERN COMPANY
SUPPLEMENTAL BENEFIT PLAN
WHEREAS, Southern Company Services, Inc. heretofore established and adopted the Southern Company Supplemental Benefit Plan, as amended and restated effective June 30, 2016 (the “Plan”); and
WHEREAS, under Section 6.2 of the Plan, the Benefits Administration Committee (“Administrative Committee”) may amend the Plan, provided the amendment either (a) does not involve a substantial increase in cost to any Employing Company, or (b) is necessary, proper, or desirable in order to comply with applicable laws or regulations enacted or promulgated by any federal or state governmental authority; and
WHEREAS, the Administrative Committee by Resolution on March 7, 2018 has determined it is appropriate to amend the Plan to change the form of payment for benefits in the event of death prior to retirement on or after April 1, 2019 under the authority granted to the Administrative Committee.
NOW, THEREFORE, effective as the date set forth below, the Administrative Committee hereby amends the Plan as follows:
1.
Effective April 1, 2018, the Plan is hereby amended by deleting Section 5.2(f)(2) in its entirety and replacing it with the following:

(2)	The form of payment of the Single-Sum Amount described in Section 5.2(f)(1) is as follows:
(A) For deaths prior to April 1, 2019. A single lump sum equal to the Single-Sum Amount is payable to the Designated Beneficiary(ies) on the first of the month following the date of the Pre-2016 Participant’s or the 2016 Participant’s death. The single lump sum benefit will be payable as soon as administratively feasible after the Designated Beneficiary(ies) have been confirmed and located.
(B) For deaths on or after April 1, 2019. Ten (10) annual installments are payable to the Designated Beneficiary(ies), commencing on the first of the month following the date of the Pre-2016 Participant’s or the 2016 Participant’s death. The first installment shall be derived from the Single-Sum Amount plus Earnings, if any, divided by ten (10). Subsequent annual installments shall be amounts equal to the Participant’s unpaid Single-Sum Amount plus Earnings divided by the number of remaining annual payments. The first annual installment will be payable as soon as administratively feasible after the Designated

Beneficiary(ies) have been confirmed and located. This payment is subject to the cash out rules described in Section 5.11 of the Plan.
2.
Effective April 1, 2018, the Plan is hereby amended to add Section 5.11(d) to the Plan:

(d)	Deaths Before Retirement on and After April 1, 2019: The death benefit payable under Section 5.2(f)(2)(B) of the Plan is subject to the cash out provisions under this Section 5.11.
3.
Effective April 1, 2018, the Plan is hereby amended to rename Section 5.11 “Provisions Related to the AGL Resources Inc. Excess Plan” to Section 5.12 “Provisions Related to the AGL Resources Inc. Excess Plan”.
4.
Except as amended herein by this Third Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee, through its authorized representative, has adopted this Third Amendment to the Southern Company Supplemental Benefit Plan, as amended and restated as of June 30, 2016 this 29th day of March, 2018.

BENEFITS ADMINISTRATION COMMITTEE
By:	/s/Nancy E. Sykes
Name:	Nancy E. Sykes
Its:	Chairperson

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